Exhibit 10.15

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Agreement”) is made and entered into this 29th day of October, 2004, by and between AmericanWest Bancorporation, a Washington corporation (“AWBC”), and its wholly owned subsidiary, AmericanWest Bank, a Washington banking corporation (the “Bank”) (collectively, the “Employer”), and Wesley E. Colley (“Colley”).

In exchange for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Colley and Employer agree as follows:

1. Separation. Colley’s employment terminated on September 15, 2004, as an officer and employee of Employer, as a director of AWBC and the Bank, and from any official or unofficial committees or bodies of either the Bank or AWBC.

2. Severance. As severance, Employer shall pay to Colley a lump sum equal to his current base salary from September 15, 2004 through December 31, 2004, less normal and authorized deductions and withholdings, plus an additional lump sum payment of One Hundred Thousand Dollars ($100,000), less normal and authorized deductions and withholdings, within ten (10) days of the date Colley executes this Agreement.

3. Salary Continuation. Employer agrees to continue Colley’s salary pursuant to the terms of Employer’s salary continuation plan beginning on January 1, 2005, and that for purposes of calculating such payments, Colley shall be 100% vested.

4. ESOP Funding. Employer agrees to fund the annual contribution to Colley’s Employee Stock Ownership Plan for the 2004 calendar year, pursuant to the plan’s terms.

5. Vacation. Colley acknowledges that as of the date hereof, he has one week of accrued but unused vacation time in the amount of $5,000.00. Employer shall pay Colley the foregoing amount in a single cash payment, less normal tax withholdings, within ten (10) days of the date Colley executes this Agreement.

6. Employee Benefit Plans. Employer will pay Colley’s COBRA premiums for coverage in Employer’s group medical, dental and vision plans through July 31, 2005. For coverage from and after August 1, 2005, Colley may continue such participation at his own cost and expense for such period of time as allowed under the COBRA regulations.

7. Stock Options. Colley and Employer agree that Colley has vested incentive stock options for 78,229 shares of AWBC’s stock and unvested incentive stock options for 7,116 shares. Colley and Employer agree that all of his unvested incentive stock options shall become fully vested and exercisable upon the effective date of this Agreement, and that all stock options must be exercised by December 14, 2004, at which time all remaining unexercised options will terminate. Except for the incentive stock options described in this Section 7, Colley has no rights to or interests in any other shares under any stock option plan or grant.

8. Expense Reimbursement. Colley acknowledges that he has been reimbursed for all expense account charges to which he is entitled, and that Employer has no further obligation for any such expenses incurred by him.

9. Bank Accounts and Safe Deposit Box. Employer agrees to waive fees and charges on Colley’s checking and money market accounts and safe deposit box for so long as he continuously maintains them at the Bank.

10. ROE Bonus. Employer agrees to pay Colley such amount as would be due to him for the 2004 ROE bonus program through December 31, 2004. Such payments shall be made on or about January 1, 2005.

11. Attorney Fees and Costs. Employer shall pay Colley’s attorney fees and costs up to a maximum of $5,000, upon receipt of a copy of an invoice therefor.

12. Return of Property. Colley acknowledges that he has taken all of his personal property from Employer’s premises, and confirms that he has returned to the Bank and AWBC any and all of their respective property, including but not limited to: keys, computer equipment, software, customer lists, documents, files and correspondence.

13. Non-Solicitation; Non-Disclosure.

a. No Solicitation. In consideration for the payments and other benefits conferred upon Colley by this Agreement, Colley agrees that for a period of six months following the effective date of this Agreement, he will not directly or indirectly (1) solicit business from any existing Bank customers and users on behalf of a financial institution which is in competition with Employer in the State of Washington, or (2) hire or attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with Employer.

b. Non-Disclosure. The parties agree that they will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order and except as appropriate to interpret and enforce rights under this Agreement. Colley may, however, disclose the terms of this Agreement to his family, his present attorney, or to his tax and financial advisors and accountants, as necessary, provided that they likewise agree to keep it confidential. Employer may, however, disclose the fact, terms and conditions of this Agreement to its president, chief financial officer, Board of Directors, attorneys, and accountants, and those officers or employees of Employer who have a need to know all or portions of this Agreement in order to implement its terms, or if required by law, regulation or court order, provided that they likewise agree to keep it confidential.

14. Tax Consequences. Colley acknowledges and agrees that Employer has made no representations to him regarding the tax consequences of any amounts received or to be received by him pursuant to this Agreement, and that such are likely to be considered taxable income and subject to disclosure to the appropriate taxing authorities. Colley agrees to pay all applicable federal and state taxes, if any, which are required by law to be paid with respect to this termination. Colley further agrees to indemnify and hold Employer harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Employer for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Employer by reason of any such claim.

15. No Action Filed. Colley represents and agrees that he shall not participate in any way and at any time hereafter in (except as may be required by law through a subpoena or similar court order) any complaint, claim or action against the Bank or AWBC, any subsidiary or affiliate company thereof, or its or their officers, agents, directors, supervisors, employees or representatives with respect to any matter relating to his employment by Employer with any state, federal, or local agency or court.

16. Mutual Release. The parties hereto, on behalf of themselves and their respective representatives, spouse, agents, heirs and assigns, respective current and future directors, officers, employees, agents, attorneys, shareholders, insurers, benefit plans and other affiliates, whether or not acting in the course of scope of employment, and all persons acting by, through, under, or in concert with any of them, hereby mutually irrevocably and unconditionally remises, releases and forever discharges the other and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, known or unknown, suspected or unsuspected, against such persons or entities or their respective successors and assigns, related or in any manner incidental to Colley’s employment with the Bank or AWBC or the termination thereof, which the parties now have or ever have had to this date, except that this paragraph does not release the parties’ future obligations under this Agreement.

17. OWBPA Compliance. Colley acknowledges that his assent to the terms of this Agreement is wholly voluntary and that he has retained and had the opportunity to consult with counsel and that he has carefully read and fully understands this Agreement. Colley acknowledges that he has been given a period of at least twenty-one (21) days to consider this Agreement, Colley may revoke this Agreement at any time during the seven (7) day period after he signs it. This Agreement shall not become effective until said revocation period has expired.

18. Entire Agreement. This Agreement sets forth the entire agreement between Colley and Employer concerning its subject matter. On the effective date of this Agreement, this Agreement shall supersede all prior agreements, whether written or oral, between the parties. Colley acknowledges that in considering whether to sign this Agreement he has not relied upon any representation, written or oral, not set forth herein.

19. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties and their successors and assigns, heirs, executors and administrators.

20. Non-Disparagement. Colley agrees to refrain from making disparaging remarks or statements about Employer and its officers, directors and employees in any venue, including, but not limited to, shareholder meetings, with the exception of the removal of a Director pursuant to Section 3.13 of the By-Laws.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first above written.

AMERICANWEST BANCORPORATION

/s/ Wesley E. Colley	/s/ Donald H. Swartz, II
Wesley E. Colley	Donald H. Swartz, II
Chairman

AMERICANWEST BANK

/s/ Donald H. Swartz, II
Donald H. Swartz, II Chairman

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